Agreement and Plan of Merger

by and among

Language Access Network, Inc.,

iBS Merger Sub LLC,

iBeam Solutions LLC

and

the Members of iBeam Solutions LLC

dated as of

August 1, 2007

TABLE OF CONTENTS

ARTICLE I - MERGER	1
§1.01 Merger	1
§1.02 Effective Time	1
§1.03 Effect of Merger	1
§1.04 Articles of Organization; Operating Agreement	2
§1.05 Taking Necessary Action; Further Action	2
§1.06 Closing	2

ARTICLE II - EFFECT ON MEMBERSHIP INTERESTS	2
§2.01 Effect on Membership Interests	2
§2.02 Delivery of Merger Shares	3

ARTICLE III - DEFINITIONS	3

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF COMPANY AND MEMBERS	6
§4.01 Organization and Qualification; Subsidiaries	6
§4.02 Capitalization	7
§4.03 Authority; Enforceability	7
§4.04 Noncontravention; Required Filings and Consents	7
§4.05 Permits; Compliance	7
§4.06 Reports; Financial Statements	8
§4.07 Absence of Certain Changes or Events	8
§4.08 Litigation	9
§4.09 Contracts; No Default	9
§4.10 Employee Benefit Plans; Labor Matters	10
§4.11 Taxes	12
§4.12 Intellectual Property Rights	14
§4.13 Insurance	14
§4.14 Brokers	14
§4.15 Title to Properties	14
§4.16 Accounts Receivable	15
§4.17 Bank Accounts	15
§4.18 Environmental Matters	15
§4.19 Company Approval by Members	16
§4.20 Disclosure	16

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF MEMBERS	16
§5.01 Authority; Enforceability	16
§5.02 Noncontravention; Consent	17
§5.03 Investment Representations	17
§5.04 Company Membership Interests	18
§5.05 Disclosure	18

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF LAN AND MERGER SUB	18
§6.01 Organization and Qualification; Subsidiaries	18
§6.02 Authority; Enforceability	18
§6.03 Noncontravention; Required Filings and Consents	19
§6.04 Brokers	19

ARTICLE VII - COVENANTS RELATING TO CONDUCT OF BUSINESS	19
§7.01 Affirmative Covenants of Company	19
§7.02 Negative Covenants of Company	20
§7.03 Access and Information	21

ARTICLE VIII - ADDITIONAL AGREEMENTS	22
§8.01 Appropriate Action; Consents; Filings	22
§8.02 Update Disclosure; Breaches	23
§8.03 Survival of Representations and Warranties; Indemnification	23
§8.04 Good Faith	25
§8.05 Legend	25
§8.06 Tax Matters	26
§8.07 Confidentiality	26

ARTICLE IX - CLOSING CONDITIONS	26
§9.01 Conditions to Obligations of Company and Members	26
§9.02 Conditions to Obligations of LAN and Merger Sub	26

ARTICLE X - TERMINATION	27
§10.01 Termination	27
§10.02 Effect of Termination	28
§10.03 Expenses	28

ARTICLE XI - GENERAL PROVISIONS	28
§11.01 Notices	28
§11.02 Waiver	29
§11.03 Headings	29
§11.04 Severability	29
§11.05 Entire Agreement	30
§11.06 Assignment	30
§11.07 Parties in Interest	30
§11.08 Governing Law	30
§11.09 Counterparts; Facsimile Signatures	30
§11.10 Attorneys’ Fees	30
§11.11 Time	30
§11.12 Advisors	30

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 1, 2007, is by and among LANGUAGE ACCESS NETWORK, INC., a Nevada corporation (“LAN”), iBS MERGER SUB LLC, an Ohio limited liability company (“Merger Sub”), iBEAM SOLUTIONS LLC, an Ohio limited liability company (“Company”), and the MEMBERS (the persons who are defined as Members in Article III, who are all of the members of Company). Certain terms used herein are defined in Article III.

Recitals

A. Subject to the provisions of this Agreement and the satisfaction of the conditions to this Agreement, Merger Sub, a wholly owned subsidiary of LAN, shall be merged with and into Company at the Effective Time provided for in §1.02 (the “Merger”), with the result that, effective with and following the Merger, Merger Sub shall cease to exist and Company shall become and thereafter be a wholly owned subsidiary of LAN. All membership interests of Company (the “Company Membership Interests”) issued and outstanding prior to the Merger shall be converted into common stock of LAN (“LAN Common Stock”) pursuant to Article II.

B. The parties desire to enter into this Agreement for the purpose of setting forth the terms and conditions relating to the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual terms, conditions and other provisions herein contained, the parties agree as follows:

ARTICLE I
MERGER

§1.01 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with §1705.38 et seq. of the Ohio Limited Liability Company Law (the “Ohio LLC Law”), at the Effective Time (as defined below), Merger Sub shall be merged with and into Company. As a result of the Merger, the separate existence of Merger Sub shall cease and Company shall become and thereafter continue as the surviving limited liability company in the Merger (the “Surviving Company”).

§1.02 Effective Time. Concurrently with the Closing (as defined below), the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Ohio (the “Ohio Secretary of State”) in such form as required by, and executed in accordance with, the relevant provisions of the Ohio LLC Law (the effective date and time of such filing is hereinafter referred to as the “Effective Time”). The Certificate of Merger filing will result in the date of the Closing being the effective date of the Merger.

§1.03 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Ohio LLC Law. Without limiting the generality of the Ohio LLC Law, and subject to its provisions, at the Effective Time, all the property, interests, assets, rights, privileges, immunities, powers and franchises of Merger Sub and Company shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of Merger Sub and Company shall become the debts, liabilities, duties and obligations of the Surviving Company.

§1.04 Articles of Organization; Operating Agreement. At the Effective Time, the Articles of Organization and the Operating Agreement of Merger Sub shall become and thereafter be the Articles of Organization and the Operating Agreement of the Surviving Company until thereafter amended as provided by Law and such Articles of Organization and Operating Agreement of the Surviving Company.

§1.05 Taking Necessary Action; Further Action. LAN, Merger Sub, Company and the Members, respectively, shall use their best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Ohio LLC Law at the Effective Time. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, interests, assets, rights, privileges, immunities, powers and franchises of either of Company or Merger Sub, then the officers of the Surviving Company shall be fully authorized in the name of each of Company and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

§1.06 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held as promptly as practicable but not more than two (2) business days following the satisfaction of, or waiver by the party entitled to satisfaction of, all conditions precedent to the Merger specified in this Agreement, unless duly waived by the party entitled to satisfaction thereof. The Closing shall take place at the offices of Squire, Sanders & Dempsey L.L.P., 41 South High Street, Suite 1300, Columbus, Ohio, at such time and on such date within such period of two (2) business days as the parties may mutually agree.

ARTICLE II
EFFECT ON MEMBERSHIP INTERESTS

§2.01 Effect on Membership Interests. At the Effective Time, by virtue of the Merger and without any further action on the part of LAN, Merger Sub, Company or the Members:

(a)  All issued and outstanding membership interests of Merger Sub shall be canceled and extinguished and automatically converted into the right to receive one hundred percent (100%) of the membership interests of the Surviving Company.

(b)  One hundred percent (100%) of the Company Membership Interests issued and outstanding immediately prior to the Effective Time and held of record by any of the Members shall be canceled and extinguished and automatically converted into the right to receive an aggregate of 91,252 shares of LAN Common Stock (the “Merger Shares”), with each of the Members being entitled to receive its, his or her pro rata share of the Merger Shares based on its, his or her proportionate share of the outstanding Company Membership Interests being canceled and extinguished. Such number of Merger Shares has been determined based upon (i) (A) an agreed upon purchase price payable in LAN Common Stock of $1,000,000, less (B) the outstanding net debt of Company listed on Schedule 2.01(b) and remaining with the Surviving Company after the Merger which is in the amount of $726,246.43, which (C) equals $273,753.57, divided by (ii) an assumed value of $3.00 per share of LAN Common Stock, with rounding up to the next whole number of shares of LAN Common Stock for the resulting fractional share, for a total number of shares of LAN Common Stock of 91,252.

§2.02 Delivery of Merger Shares.

(a)  Within the period of ten (10) days after the Closing, each of the Members shall be entitled to receive in exchange for its, his or her Company Membership Interests a certificate representing that number of Merger Shares provided for it, him or her in §2.01(b), provided that all of the Merger Shares shall within such period of ten (10) days after the Closing be deposited in escrow and held, applied and distributed pursuant to the terms of an Escrow Agreement among the Members and LAN in the form as executed at the Closing (the “Escrow Agreement”).

(b)  At and after the Effective Time, each of the Members shall cease to have any rights as a Member of Company. All Merger Shares issued upon conversion of the Company Membership Interests in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Membership Interests.

ARTICLE III
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Active Members” means Eric V. Schmidt, Paul Bursey, Brenda Schmidt, Mathew Rowe and Randall Sims, who are all of the employee members of Company.

“Affiliate” means, with respect to a given Person, a Person who controls, is controlled by or is under common control with, such Person.

“Affiliated Group” has the meaning described in Section 1504 of the Code, without regard to the exceptions contained in subsection (b) thereof.

“Agreement” is defined in the preamble.

“Certificate of Merger” is defined in §1.02.

“Closing” is defined in §1.06.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble.

“Company Balance Sheet” is defined in §4.06(c).

“Company Contract” is defined in §4.09(a).

“Company Financial Statements” is defined in §4.06(b).

“Company Membership Interests” is defined in the Recitals.

“Company Organizational Documents” is defined in §4.01.

“Company Permits” is defined in §4.05.

“Company Reports” is defined in §4.06(a).

“Disclosure Schedule” is the schedule which contains exceptions to specific representations and warranties contained in this Agreement.

“Effective Time” is defined in §1.02.

“Employee Benefit Plans” is defined in §4.10(a).

“ERISA” is defined in §4.10(a).

“ERISA Affiliates” means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Expenses” is defined in §10.03.

“GAAP” is defined in §4.06(b).

“Governmental Entity” means any federal, state, local or foreign government or any agency thereof.

“Hazardous Materials” means any substances that have been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies.

“Hazardous Materials Activities” is defined in §4.18(b).

“Indemnified Party” is defined in §8.03(e).

“Indemnifying Party” is defined in §8.03(e).

“Indemnity Claims” is defined in §8.03(c).

“Insurance Policies” is defined in §4.13.

“IRS” means the Internal Revenue Service.

“LAN” is defined in the preamble.

“LAN Common Stock” is defined in the preamble.

“Law” means any federal, state or local law, statute, rule, ordinance or regulation (including codes, plans, judgments, injunctions, administrative interpretations, orders or charges thereunder).

“Material Adverse Effect” means any change or effect that is materially adverse to the financial condition, results of operations, businesses, properties, assets or liabilities of any Person.

“Members” means both the Active Members and the Passive Members, who together are all of the members of Company.

“Merger” is defined in the Recitals.

“Merger Shares” is defined in §2.01.

“Merger Sub” is defined in the Recitals.

“Mr. Schmidt” is defined in §9.02(a).

“Ohio LLC Law” is defined in §1.01.

“Ohio Secretary of State” is defined in §1.02.

“Passive Members” means Bricker & Eckler LLP and Rusty Blades, who are all of the non-employee members of Company.

“Pension Plan” means any Employee Benefit Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA or is otherwise a pension, savings or retirement plan or a plan of deferred compensation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity or group.

“Returns” means any and all returns, reports, information returns and information statements with respect to Taxes required to be filed by Company with the IRS or any other Governmental Entity or tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

“Securities Act” is defined in §5.03(a).

“Subsidiary” (or its plural), as used in this Agreement with respect to Company, LAN, the Surviving Company or any other Person, shall mean any corporation, partnership, joint venture or other legal entity of which Company, LAN, the Surviving Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Surviving Company” is defined in §1.01.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies and other governmental assessments and impositions of any kind, payable to any Governmental Entity or however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any taxing authority or agency, including, without limitation, income, franchise, net worth, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, Medicare, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to taxes imposed with respect thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY AND MEMBERS

Company and each of the Members, jointly and severally, represent and warrant to LAN and to Merger Sub that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete immediately prior to the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this Article IV). In the event that, after the date hereof and prior to the Effective Time, any of the statements contained in this Article IV becomes incorrect or incomplete, Company and the Members shall provide notice thereof to LAN and Merger Sub pursuant to §8.02.

§4.01 Organization and Qualification; Subsidiaries. Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio. Company has all requisite power and authority to operate its business as it has been and is now conducted. Company is qualified to do business in those states in which qualification is necessary, except where the failure to so qualify would not have a Material Adverse Effect with respect to Company. Company has no Subsidiaries and does not currently own, directly or indirectly, any capital stock or other equity securities of any corporation or have direct or indirect equity or ownership interest in any association, partnership, limited liability company, joint venture or other entity. Company has delivered or made available to LAN a true and correct copy of its Articles of Organization and Operating Agreement, each as amended to date (collectively, the “Company Organizational Documents”), and each such instrument is in full force and effect. Company is not in violation of any of the provisions of the Company Organizational Documents.

§4.02 Capitalization. The Company Membership Interests constitute all of the membership interests of Company. The Members own collectively one hundred percent (100%) of the Company Membership Interests.

§4.03 Authority; Enforceability. Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated by this Agreement have been, or will be prior to the Closing, duly authorized by all necessary company and member action. This Agreement has been duly executed and delivered by Company and the Members and, assuming the due authorization, execution and delivery by LAN and Merger Sub, constitutes a legal, valid and binding obligation of Company and the Members, subject to bankruptcy, insolvency, reorganization, moratorium and other laws limiting creditors’ rights generally and to general equitable principles.

§4.04 Noncontravention; Required Filings and Consents. Except as disclosed in Schedule 4.04 of the Disclosure Schedule, the execution and delivery of this Agreement by Company and the Members and performance of their respective obligations under this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Company is a party or by which it or any of its properties or assets may be bound, or (c) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by Company or the Members in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Ohio Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, and the securities or antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company, LAN, the Members or the Surviving Company or have a Material Adverse Effect on the ability of the parties to consummate the Merger.

§4.05 Permits; Compliance. Except as disclosed in Schedule 4.05 of the Disclosure Schedule, Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for Company to own, lease and operate its properties or to carry on its businesses substantially as they are now being conducted (the “Company Permits”) except where failure to have such Company Permits would not, individually or in the aggregate, have a Material Adverse Effect with respect to Company, and no suspension, revocation or cancellation of any of Company Permits is pending or, to the knowledge of Company or any of the Members, threatened. Company has not operated (nor is Company currently operating) in violation of any Law applicable to Company or by which its properties are bound or affected.

§4.06 Reports; Financial Statements.

(a) Since its organization, Company has filed all forms, reports, statements and other documents required to be filed with all applicable federal or state regulatory authorities (all such forms, reports, statements and other documents, including any amendments thereto, being collectively referred to as the “Company Reports”). The Company Reports were prepared in all material respects in accordance with the requirements of applicable Law.

(b) The unaudited financial statements (balance sheets, statements of income, statements of member equity and statements of cash flows) of Company for the last two (2) fiscal years ending December 31, 2004 and December 31, 2005, and unaudited financial statements for the eleven (11) months period ending November 30, 2006 (collectively the “Company Financial Statements”), have been heretofore delivered by Company to LAN and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”). The Company Financial Statements fairly present the financial position of Company and the results of its operations as of the dates and for the periods indicated thereon, and have been prepared in accordance with GAAP, except as otherwise noted therein and subject, in the case of the interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

(c) Except as and to the extent reflected or reserved in the balance sheet which is part of the most recent Company Financial Statement (the “Company Balance Sheet”) (attached as Schedule 4.06 on the Disclosure Schedule), Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Company, prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet.

§4.07 Absence of Certain Changes or Events. Except as disclosed in Schedule 4.07 of the Disclosure Schedule, since December 31, 2005, Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date:

(a) there has not been any change which has caused, or which is reasonably likely to cause, a Material Adverse Effect with respect to Company;

(b) Company has not increased compensation to officers, key employees or consultants or increased or created any new bonus, insurance, pension or other employee benefit plan, payment or arrangement;

(c) Company has not made any distribution to the Members or made any loan or advance to any officer, the Members or any Affiliate (except for ordinary travel and business expense payments), or guaranteed or pledged collateral to support any loan or advance made to any officer, the Members or any Affiliate;

(d) Company has not entered into any agreement, contract, lease, or license (or series of agreements, contracts, leases, or licenses related to the same transaction or involving the same party or an affiliate thereof) involving more than $10,000 in any twelve month period;

(e) no party has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of agreements, contracts, leases or licenses related to the same transaction or involving the same party or an affiliate thereof) involving more than $10,000 in any twelve (12) month period to which Company is a party or by which Company is bound, or notified Company that it intends to do any of the foregoing;

(f) Company has not made a capital expenditure (or series of related capital expenditures) involving more than $10,000;

(g) Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions related to the same transactions or involving the same party or an affiliate thereof) involving more than $10,000;

(h) Company has not delayed or postponed the payment of accounts payable and other liabilities;

(i) Company has not cancelled, compromised, waived or released any right or claim (or series of related rights or claims) involving more than $10,000;

(j) there has not been any change in the material accounting methods or practices followed by Company except as required or permitted by GAAP; and

(k) Company has not entered into any commitment (contingent or otherwise) to do any of the foregoing.

§4.08 Litigation. Schedule 4.08 of the Disclosure Schedule lists all claims, actions, suits, litigation, proceedings, arbitrations or investigations of any kind against Company or involving any of its assets which are pending or, to the knowledge of Company or any of the Members, threatened. Except as set forth in Schedule 4.08 of the Disclosure Schedule, Company is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Company or any of the Members, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist orders.

§4.09 Contracts; No Default.

(a)  Schedule 4.09 of the Disclosure Schedule sets forth a list of each contract, commitment or agreement to which Company is a party (each, a “Company Contract”):

(i) concerning a partnership or joint venture with another Person;

(ii) involving annual consideration in excess of $10,000 in any twelve (12) month period;

(iii) involving employment agreements, employment contracts or other understandings (other than understandings with respect to “at will” employment) relating to employment to which Company is a party;

(iv) concerning confidentiality, non-competition or non-solicitation;

(v) with any of the Members or an Affiliate of any of the Members or Person under the influence or control of or related to any of the Members or an Affiliate of any of the Members;

(vi) involving indebtedness (other than trade payables arising in the ordinary course of business) or pursuant to which Company has guaranteed the indebtedness of another or pursuant to which a security interest in an asset of Company has been created;

(vii) concerning changes of control, severance or termination payments; or

(viii) which is otherwise material to the business of Company, taken as a whole, or under which the consequences of a default or termination could have a Material Adverse Effect with respect to Company.

(b) Company has delivered to LAN a correct and complete copy of each Company Contract listed in Schedule 4.09 of the Disclosure Schedule. Each Company Contract is in full force and effect, is a legal, valid and binding contract or agreement of Company, subject to bankruptcy, insolvency, reorganization, moratorium and other laws limiting creditors’ rights generally and to general equitable principles, and there is no default (or any event known to Company or any of the Members which, with the giving of notice or lapse of time or both, would be a default) by Company or any other party to a Company Contract, in the timely performance of any obligation to be performed or paid under any such contract or agreement. The consummation of the transactions contemplated hereby will not affect the status of any Company Contract as a legal, valid, binding and enforceable agreement. No party is seeking renegotiation of a Company Contract or substitute performance thereunder nor has any party repudiated any provision thereunder or indicated that it intends to terminate or not renew a Company Contract.

(c) Except as set forth in Schedule 4.09 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Company.

§4.10 Employee Benefit Plans; Labor Matters.

(a) Schedule 4.10 of the Disclosure Schedule lists all pension, retirement, savings, disability, medical, dental, health, life (including all individual life insurance policies as to which Company is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, bonus, incentive, vacation pay, severance pay, Code Section 401(k), Code Section 125 cafeteria or flexible benefit, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including, without limitation, all employee pension benefit plans as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employee welfare benefit plans as defined in Section 3(1) of ERISA), under which current or former employees of Company or its ERISA Affiliates are entitled to participate by reason of their employment with Company or its ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded, and whether written or oral, (i) to which Company or its ERISA Affiliates are a party or a sponsor or a fiduciary thereof or by which Company or its ERISA Affiliates (or any of their rights, properties or assets) are bound, or (ii) with respect to which Company or its ERISA Affiliates have made any payments, contributions or commitments, or may otherwise have any liability (whether or not Company or its ERISA Affiliates still maintains such plan, trust, arrangement, contract, agreement, policy or commitment) (collectively, the “Employee Benefit Plans”). For each Employee Benefit Plan, Company has provided true and correct copies of all plan documents, summary plan descriptions, determination letters issued by the IRS (if applicable), and most recently filed Form 5500.

(b) All required reports and descriptions have been filed or distributed appropriately with respect to each Employee Benefit Plan, including filings with the Pension Benefit Guaranty Corporation, IRS and Department of Labor.

(c) Schedule 4.10 of the Disclosure Schedule lists all ERISA Affiliates of Company.

(d) With respect to the Employee Benefit Plans:

(i) None of the Employee Benefit Plans is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA and with respect to each of the Employee Benefit Plans that is subject to ERISA, other than a plan described in Section 3(2) of ERISA, Company has at all times and continues to operate such plans in compliance (both in form and operation) with ERISA, the Code and all other applicable laws;

(ii) No Employee Benefit Plan is subject to Title IV of ERISA or the funding provisions of Section 412 of the Code; and

(iii) There are no pending, or, to the knowledge of Company or any of the Members, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans, the fiduciaries of such plans or any trust related thereto.

(e) Company or its clients are not a party to any collective bargaining or other labor union contracts. There are no union organization attempts underway with respect to such employees. There is no pending or, to the knowledge of Company and the Members, threatened labor dispute, strike or work stoppage involving such employees. To the knowledge of Company and the Members, neither Company nor any of its clients has committed any unfair labor practices (as defined in the National Labor Relations Act of 1947, as amended) in connection with the operation of its business, and there is no pending or, to the knowledge of Company or any of the Members, threatened charge or complaint against Company or its clients by the National Labor Relations Board or any comparable state or local agency.

§4.11 Taxes. Except as set forth in Schedule 4.11 of the Disclosure Schedule:

(a) All material Returns in respect of Taxes required to be filed with respect to Company have been timely filed (including extensions) and no extension of time within which to file any such Return has been requested, which Return has not since been filed.

(b) All Taxes shown on Returns to be due or payable have been timely paid and all payments of estimated Taxes required to be made with respect to Company have been made on the basis of a good faith estimate of the required installments.

(c) All Returns (or, in cases where amended Returns have been filed, such Returns as amended) are true, correct and complete in all material respects.

(d) No adjustment relating to any Return has been proposed in writing by any Tax authority, except proposed adjustments that have been resolved prior to the date hereof.

(e) There are no outstanding subpoenas or requests for information with respect to any Returns or the Taxes reflected on such Returns.

(f) Company is not a party to any Tax allocation or sharing agreement. Company (i) has never been a member of an Affiliated Group, and (ii) has no liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) There are no Tax liens on any assets of Company other than liens for Taxes not yet due or payable.

(h) All Taxes required to be withheld, collected or deposited by Company during any taxable period for which the statute of limitations or an assessment remains open have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority, except where the Taxes in question are subject to challenge by Company in an appropriate proceeding and adequate reserves therefor have been provided on Company’s financial statements.

(i) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Company may be subject.

(j) Neither the Members, nor any officer or employee responsible for Tax matters of Company, expects any authority (based on any written or oral communication from such authority) to assess any additional Taxes for any period for which Returns have been filed. There is no dispute or claim concerning any Tax liability of Company either (i) claimed or raised by any authority in writing, or (ii) as to which the Members, or any of the officers or employees responsible for Tax matters of Company, has knowledge based upon personal contact with any agent of such authority.

(k) Schedule 4.11 of the Disclosure Schedule lists all federal, state, local and foreign Returns filed with respect to Company for taxable periods ended on or after December 31, 2004; indicates those Returns that have been audited; and indicates those Returns that currently are the subject of audit. The Members have delivered to LAN correct and complete copies of all federal income Returns, state income Returns filed by Company and foreign Returns filed by Company, as well as any examination reports, and statements of deficiencies assessed against or agreed to by Company (or agreed to by the Members to the extent related to Company) since December 31, 2004.

(l) Company has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of Company for Taxes.

(m) Company has not made an election, nor is it required, to treat any asset as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code.

(n) Company has not (i) applied for any Tax ruling or (ii) entered into a closing agreement (or similar arrangement) with any taxing authority.

(o) Company does not have, and has not had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has Company otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(p)  The unpaid Taxes of Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of Company in filing its Returns.

(q)  No claim has ever been made by an authority in a jurisdiction where Company does not file Returns that it is or may be subject to taxation by that jurisdiction nor, to the knowledge of Company or any of the Members, is there any factual basis for any such claim.

§4.12 Intellectual Property Rights. Schedule 4.12 of the Disclosure Schedule lists all intellectual property rights owned by Company as well as any intellectual property rights owned by third parties and used by Company pursuant to licenses, sublicenses, agreements or other permission. Company owns, licenses or possesses the right to use all material patents, patents pending, trademarks, service marks, trade names, service names, slogans, registered copyrights, trade secrets, computer software and other intellectual property rights it currently uses, without any conflict or alleged conflict with the rights of others or in violation of any license or other agreement with respect thereto. Each item of intellectual property owned or used by Company prior to the Closing will be owned or available for use by the Surviving Company on the same terms and conditions immediately following the Closing.

§4.13 Insurance. Schedule 4.13 of the Disclosure Schedule lists all policies and binders of insurance for professional liability, officers and directors, property and casualty, fire, liability, workers’ compensation and other customary matters held by or on behalf of Company (collectively, the “Insurance Policies”), all of which have been made available to LAN. The Insurance Policies are in full force and effect.

§4.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or the Members.

§4.15 Title to Properties

(a) Schedule 4.15 of the Disclosure Schedule contains a complete listing of all real property now or previously owned, leased, subleased, used or held for use by Company and all real property in or to which Company has any other right or interest, along with a description of such interest therein. Company has a good, marketable and valid fee or leasehold interest, as set forth on such Schedule 4.15, to all real property presently used or held for use in its businesses, free and clear of all encumbrances, other than Taxes and assessments, both general and special, which are a lien but not yet due and payable and that do not, individually or in the aggregate, materially detract from the value of such real property or materially impair the use and operations thereof. There are no easements, conditions, reservations, covenants or restrictions presently of record or otherwise that would adversely affect the use of any such real property by the Surviving Corporation after the Effective Time, including, without limitation, in the operation of the businesses, for the same purposes and uses as such real property has been heretofore used by Company. No third party has any right with respect to such real property (whether by option to purchase, land contract or otherwise). There are no pending or, to the knowledge of Company or the Members, threatened proceedings in eminent domain involving any such real property or any portion thereof, or for a sale in lieu thereof, or of any plans for the imposition of any special Taxes or assessments against any such real property or any portion thereof.

(b) The leases for any real property leased by Company are legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Merger. Company has delivered to LAN complete and accurate copies of each of the leases for any real property leased by Company, and none of such leases has been modified in any respect except to the extent that such modifications are disclosed by the copies delivered to LAN. Company is not in default under, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in Company’s default under any of such leases, and there are no conditions or circumstances known to Company or any of the Members which could interfere with LAN’s continued use of any real property leased by Company after the Closing.

(c) Company owns good title to each item of tangible personal property reflected in the Company Financial Statements, free and clear of any liens, encumbrances, options or other agreements except as otherwise disclosed in Schedule 4.15 of the Disclosure Schedule. The tangible assets of Company are free from defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used, except for any existing defects or needed repairs which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to Company.

§4.16 Accounts Receivable. All accounts receivable of Company (a) are reflected properly on Company’s books and records, (b) are valid receivables, are collectible in the ordinary course of business, and are subject to no contractual setoffs or, to the knowledge of Company or any of the Members, common law rights of setoff or counterclaim, and (c) except as set forth in Schedule 4.16 of the Disclosure Schedule are current. Attached as Schedule 4.16 of the Disclosure Schedule is Company’s most recent accounts receivable and notes receivable ledger (with aging of receivables reflected therein).

§4.17 Bank Accounts. Schedule 4.17 of the Disclosure Schedule constitutes (a) a true, complete and correct list of all the bank accounts or certificates of deposit of Company, together with the names of the Persons authorized to draw thereon, and (b) a true, complete and correct description of all restrictions or limitations (and related penalties) as to withdrawals of cash from such bank accounts or under such certificates of deposit.

§4.18 Environmental Matters.

(a) No underground storage tanks and no Hazardous Materials are present, as a result of the actions of Company or any Affiliate of Company, or, to the knowledge of Company or any of the Members, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company has at any time owned, operated, occupied or leased.

(b) (i) Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Law, and (ii) Company has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing any Hazardous Materials (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity which prohibits, regulates or controls Hazardous Materials or any Hazardous Materials Activities.

§4.19 Company Approval by Members. The Members have determined that the Merger is in the best interests of Company and the Members, and have approved this Agreement.

§4.20 Disclosure. No representation or warranty contained in this Article IV, as qualified by the Disclosure Schedule, or in any Schedule hereto or any closing certificate furnished or to be furnished by Company or any of the Members to LAN pursuant to this Agreement or in connection with the Merger, contains or at the Effective Time will contain any untrue statement of a material fact, or omits or at the Effective Time will omit to state a material fact, necessary to make the statements contained herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MEMBERS

The Members represent and warrant to LAN and to Merger Sub that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this Article V). In the event that, after the date hereof and prior to the Effective Time, any of the statements contained in this Article V becomes incorrect or incomplete, the Members shall provide notice thereof to LAN and Merger Sub pursuant to §8.02.

§5.01 Authority; Enforceability. Each of the Members has full power and authority to execute and deliver this Agreement and to perform its, his or her respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Members, enforceable in accordance with its terms and conditions.

§5.02 Noncontravention; Consent. Neither the execution and the delivery of this Agreement by the Members, nor the consummation of the transactions contemplated hereby by the Members, will (a) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Members or any of its, his or her properties or assets, or (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which any of the Members is a party or by which it, he or she or any of its, his or her properties or assets may be bound. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by the Members in connection with the execution and delivery of this Agreement or the performance by the Members of their respective obligations under this Agreement.

§5.03 Investment Representations.

(a) Each of the Members will be receiving the Merger Shares in the Merger for investment solely for its, his or her own account and not with a present view to any distribution, transfer or resale to others, including any “distribution” within the meaning of Securities Act of 1933, as amended (the “Securities Act”). Each of the Members understands that the Merger Shares have not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of its, his or her representations made with respect to the investment.

(b) Each of the Members is financially able to bear the economic risks of an investment in the Merger Shares and has no need for liquidity in the Merger. Each of the Members is financially able to suffer a complete loss of the investment in the Merger Shares.

(c) Each of the Members has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to that evidenced by the Merger Shares so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, making an informed business decision with regard to and protecting its, his or her own interests in connection with receiving the Merger Shares.

(d) Each of the Members has been provided with and had the opportunity to review all filings made by LAN with the United States Securities and Exchange Commission, which filings are available at the SEC’s web site at www.sec.gov.

(e) Each of the Members understands that a limited public market now exists for the LAN Common Stock and that LAN has made no assurances that a more active public market will ever exist for the LAN Common Stock.

(f) Each of the Members understands that the Merger Shares will be transferred to it, him or her pursuant to exemptions from the registration requirements of federal and applicable state securities laws and acknowledges that LAN is relying upon the investment and other representations made herein as the basis for such exemptions.

§5.04 Company Membership Interests. The Members own of record and beneficially all of the Company Membership Interests, free and clear of any mortgages, pledges, liens, encumbrances, charges, restrictions on transfer (other than any restrictions under the Securities Act), Taxes, security interests, purchase rights, contracts, commitments, equities, claims, demands, rights of first refusal or first offer, voting agreements or other limitations. The Members are not a party to any purchase right, or other contract or commitment that could require the Members to sell, transfer or otherwise dispose of the Company Membership Interests or any other membership interests in Company (other than this Agreement). The Members are not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any membership interests in Company.

§5.05 Disclosure. No representation or warranty contained in this Article V contains or at the Effective Time will contain any untrue statement of a material fact, or omits or at the Effective Time will omit to state a material fact necessary to make the statements contained herein not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF LAN AND MERGER SUB

LAN and Merger Sub, jointly and severally, represent and warrant to Company and the Members that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete immediately prior to the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this Article VI). In the event that, after the date hereof and prior to the Effective Time, any of the statements contained in this Article VI becomes incorrect or incomplete, LAN and Merger Sub shall provide notice thereof to Company and the Members pursuant to §8.02.

§6.01 Organization and Qualification; Subsidiaries. LAN is duly incorporated, validly existing and in good standing under the laws of the State of Nevada. LAN has all requisite power and authority to operate its business as it has been and is now conducted. LAN is qualified to do business in those states in which qualification is necessary, except where the failure to so qualify would not have a Material Adverse Effect with respect to LAN. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio.

§6.02 Authority; Enforceability. Each of LAN and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by LAN and Merger Sub and the consummation by LAN and Merger Sub of the transactions contemplated by this Agreement have been, or will be prior to the Closing, duly authorized by all necessary corporate and limited liability company action and no other proceedings on the part of LAN or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by LAN and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of LAN and Merger Sub, subject to bankruptcy, insolvency, reorganization, moratorium and other laws limiting creditors’ rights generally and to general equitable principles.

§6.03 Noncontravention; Required Filings and Consents. The execution and delivery of this Agreement by LAN and Merger Sub and the performance of their respective obligations under this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation and the Bylaws of LAN or the Articles of Organization and the Operating Agreement of Merger Sub, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which LAN or Merger Sub is a party or by which it or any of their properties or assets may be bound, or (c) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LAN or Merger Sub or any of their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other Person, is required to be obtained or made by LAN or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Ohio Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, and the securities or antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company, LAN, the Members or the Surviving Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

§6.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LAN or Merger Sub.

ARTICLE VII
COVENANTS RELATING TO CONDUCT OF BUSINESS

§7.01 Affirmative Covenants of Company. Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or otherwise approved in writing by LAN, Company will:

(a) operate its business in the usual and ordinary course and consistent with past practice;

(b) use commercially reasonable efforts to preserve intact its business organization and assets, including its present operations, physical facilities and working conditions; maintain its rights and franchises; maintain and/or renew its licenses, permits, agreements, uses and governmental approvals; retain the services of its officers and key employees; and maintain the relationships with its customers, lessors, licensors, employees and suppliers;

(c) use commercially reasonable efforts to keep in full force and effect all insurance currently maintained; and

(d) confer with LAN at its request to report operational matters of a material nature and to report the general status of the ongoing operations of the business of Company, and notify LAN of any breach or event which if it had occurred prior to the date of this Agreement would have been a breach by Company or the Members, as the case may be, of any of their representations, warranties, covenants and agreements contained in this Agreement or in any of the agreements or documents delivered in connection herewith.

The Members agree and covenant to cause Company to comply with its covenants and agreements set forth in this §7.01.

§7.02 Negative Covenants of Company. Except as expressly contemplated by this Agreement or otherwise approved in writing by the parties, from the date of this Agreement until the Effective Time, Company shall not, and the Members shall not (whether in its, his or her capacity as a member, director, officer, employee or agent of Company) and shall cause Company not to, do any of the following:

(a) (i) increase the compensation payable or to become payable to any officer of Company or to any employee other than a leased employee, (ii) grant any severance or termination pay, or enter into any severance agreement with, any officer or employee, (iii) enter into or amend any employment agreement with any officer or employee that would extend beyond the Effective Time except on an at-will basis or (iv) establish, adopt, enter into or amend any Employee Benefit Plan, except as may be required to comply with applicable Law;

(b) make any distribution in respect of the Company Membership Interests;

(c) effect any reorganization or recapitalization;

(d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any membership interests, any securities convertible into or exercisable or exchangeable for any membership interests, or any rights, warrants or options to acquire any membership interests;

(e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

(f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions in the ordinary course of business and consistent with past practice;

(g) directly or indirectly, through any representative or otherwise, enter into any agreement, discussion or negotiation with, or provide information to, or solicit, encourage, entertain or otherwise consider any inquiries or proposals from, any other entity or other Person with respect to (i) the possible acquisition of the assets and/or business of Company, or (ii) any business combination involving Company, whether by way of merger, consolidation, membership interest exchange or other acquisition or otherwise (other than sales of inventory in the ordinary course). Company and the Members will immediately notify LAN regarding any contact between the Members, Company and/or their representatives on the one hand and any other entity or other Person on the other hand regarding any such offer or proposal or any related inquiry;

(h) adopt any amendments to its Articles of Organization or Operating Agreement;

(i) (i) change any of its methods of accounting in effect at the date hereof, or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable years ending December 31, 2004 and December 31, 2005, except in either case as may be required by Law, the IRS or GAAP;

(j) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument;

(k) fail to renew any agreement favorable to Company which is used in the conduct of its business or compromise any obligation or amount owed to Company;

(l) incur any Expenses (as defined below) other than reasonable Expenses which are directly related to its, his or her participation in the transactions contemplated hereby; or

(m) agree in writing or otherwise to do any of the foregoing.

§7.03 Access and Information. Company shall afford to LAN and its officers, employees, accountants, consultants, legal counsel and other representatives access upon reasonable notice to all information concerning the business, properties, contracts, records and personnel of Company as LAN may reasonably request.

ARTICLE VIII
ADDITIONAL AGREEMENTS

§8.01 Appropriate Action; Consents; Filings.

(a) Company, the Members and LAN shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by LAN or by Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) make all necessary notifications and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under any applicable Law, provided that LAN and Company shall cooperate with each other in connection with all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Company and LAN shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) (i) Company, the Members and LAN shall give any notices to third parties, and use commercially reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, or (B) required to prevent a Material Adverse Effect with respect to Company, LAN or the Surviving Company from occurring prior to or after the Effective Time; and

(ii) If any party fails to obtain any third party consent described in subsection (b)(i) above, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by another party, to minimize any adverse effect upon Company, LAN and the Surviving Company and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.

(c) From the date of this Agreement until the Effective Time, Company shall promptly notify LAN in writing of any pending or, to the knowledge of Company or any of the Members, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of LAN or the Surviving Company to own or operate all or any portion of the businesses or assets of Company.

(d) The parties hereto shall do and perform or cause to be done and performed all such further actions and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

§8.02 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other parties by written update of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (b) the failure of Company, LAN or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (c) such additional information with respect to any matters or events discovered subsequent to the date hereof and prior to the Effective Time, which if existing and known on the date hereof would have rendered any representation or warranty made by any party, or any information contained in any Schedule hereto, then inaccurate or incomplete, and (d) any development after the date hereof and prior to the Effective Time causing a breach of any representation or warranty in Article IV, V or VI. Unless, in the case of Article IV or V, LAN elects to terminate this Agreement pursuant to §10.01 within the period of five (5) business days following such notice, the written notice pursuant to this §8.02 will be deemed to have qualified the relevant provision of Article IV or V, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder. Receipt of such information by the other parties hereto shall not operate as a waiver of the non-disclosing party’s right to terminate this Agreement as provided herein.

§8.03 Survival of Representations and Warranties; Indemnification.

(a) Except with respect to the representations and warranties set forth in §§4.01, 4.02, 4.03, 4.11, 4.14, 5.01, 5.03, 5.04, 6.01 and 6.02, all representations and warranties of Company, the Members and LAN contained herein and in the Schedules hereto and in any closing certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the Closing until the second anniversary of the date of the Closing. The representations and warranties of Company, the Members and LAN contained in §§4.01, 4.02, 4.03, 4.14, 5.01, 5.03, 5.04, 6.01 and 6.02 shall survive indefinitely. The representations and warranties of Company contained in §4.11 shall survive until the seventh anniversary of the date of the Closing.

(b) Each of the Members hereby agrees that it, he or she will not make any claim for indemnification against Company by reason of the fact that it, he or she was an officer, employee or agent of Company or any Affiliate of Company, or was serving at the request of any such entity as a partner, trustee, officer, employee or agent of Company or any Affiliate of Company, with respect to any action, suit, proceeding, complaint, claim or demand brought by LAN or Merger Sub against the Members to the extent that such action, suit, proceeding, complaint, claim or demand arises from any breach by any of the Members of any of its, his or her covenants, representations or warranties hereunder, or is a claim by LAN, Merger Sub or the Surviving Company for indemnification under this Agreement.

(c) The Members jointly and severally hereby agree to defend, indemnify and hold harmless LAN, Merger Sub and the Surviving Company against and from any and all claims, demands, causes of action, losses, costs, damages and expenses (including, without limitation, court costs, interest, penalties and reasonable attorneys’ fees) (collectively referred to herein as the “Indemnity Claims”) incurred or suffered by LAN, Merger Sub or the Surviving Company which are attributable, in whole or in part, to: (i) a breach or inaccuracy of any representation or warranty of Company or the Members contained in this Agreement, or (ii) failure of Company or the Members to pay any obligation or perform any covenant required to be paid or performed by Company or the Members pursuant to this Agreement. The Members shall be entitled to pay claims of indemnification asserted against it, him or her by payment of cash or by transferring to LAN Merger Shares received by the Members at a value of $3.00 per share (with any such claims which are satisfied by the distribution of Merger Shares from the escrow pursuant to the Escrow Agreement being treated as Merger Shares so transferred to LAN). However, and notwithstanding anything to the contrary in this Agreement, any indemnification by the Passive Members shall be limited to the distribution of Merger Shares from the escrow pursuant to the Escrow Agreement during the period the Merger Shares are held in the escrow and the Passive Members shall not otherwise be liable for any indemnification pursuant to this Agreement.

(d) LAN, Merger Sub and the Surviving Company, jointly and severally, hereby agree to defend, indemnify and hold harmless Company and the Members and their respective personal representatives, heirs, successors and assigns against and from any and all Indemnity Claims incurred or suffered by Company or the Members or its, his or her heirs, successors and assigns which are attributable, in whole or in part, to (but only to the extent caused by): (i) a breach or inaccuracy of any representation or warranty of LAN, Merger Sub or the Surviving Company contained in this Agreement, or (ii) failure of LAN, Merger Sub or the Surviving Company to pay any obligation or perform any covenant required to be paid or performed by LAN, Merger Sub or the Surviving Company pursuant to this Agreement. LAN, Merger Sub and the Surviving Company shall be entitled to pay claims of indemnification asserted against any of them by payment of cash or by issuing shares of the LAN Common Stock at a value of $3.00 per share.

(e) If any action, suit, investigation or proceeding shall be threatened or commenced by a third party, in respect of which any party hereunder (an “Indemnified Party”) may demand indemnification hereunder, the Indemnified Party shall notify the party obligated to indemnify such party hereunder (the “Indemnifying Party”) to that effect within ten (10) days after the Indemnified Party becomes aware of such action, suit, proceeding or investigation and the Indemnifying Party shall have the opportunity to defend against such action, suit, proceeding or investigation (or, if the action, suit, proceeding or investigation involves to a significant extent matters beyond the scope of the indemnity agreement contained herein, those claims that are covered hereby); provided, however, that the failure to give notice within the time frame set forth above shall not result in the waiver or loss of any right of indemnification hereunder unless, and then only to the extent that, the Indemnifying Party is actually prejudiced by such failure. If the Indemnifying Party elects to assume the full responsibility for and defend against any action, suit, proceeding or investigation, then the Indemnifying Party shall notify the Indemnified Party to that effect within ten (10) days after receipt of notice from the Indemnified Party. The Indemnified Party shall have the right to employ its, his or her own counsel and participate in the defense, but the fees and expenses of counsel shall be at the expense of the Indemnified Party unless (i) the employment of counsel at the expense of the Indemnifying Party shall have been authorized in writing by the Indemnifying Party in connection with the defense of the action, suit, proceeding or investigation or (ii) the Indemnifying Party shall have decided not to defend against the action, suit, proceeding or investigation. Any party granted the right to direct the defense of a claim hereunder shall: (A) keep the other fully informed of the action, suit, proceeding or investigation at all stages thereof whether or not represented, (B) promptly submit to the other copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the action, suit, proceeding or investigation, (C) permit the other and its, his or her counsel, to the extent practicable, to confer on the conduct of the defense of the action, suit, proceeding or investigation, and (D) to the extent practicable, permit the other and its, his or her counsel an opportunity to review all legal papers to be submitted prior to the submission. The parties shall make available to each other and each other’s counsel and accountants all of its, his, her or their books and records relating to the action, suit, proceeding or investigation. The parties shall use their respective good faith efforts to avoid the waiver of any privilege of any party. The assumption of the defense of any matter by an Indemnifying Party shall not in any manner impair or restrict such Indemnifying Party’s right to later seek indemnification under this Agreement with respect to such matter. An Indemnifying Party may elect to assume the defense of a matter at any time during the pendency of such matter, even if initially such Indemnifying Party did not elect to assume such defense, so long as such assumption at such later time would not prejudice the rights of the Indemnified Party. No settlement of a matter by the Indemnified Party shall be binding on an Indemnifying Party for purposes of such Indemnifying Party’s indemnification obligations hereunder. The foregoing indemnification procedure shall not apply to actions, suits or other proceedings instituted by any party to this Agreement arising out of any breach or alleged breach by another party of its, his or her representations or warranties or the failure or alleged failure by another party to pay any sum due or to perform any other obligation of such party according to the terms of this Agreement; provided, however, that the indemnities set forth in §§8.03(c) and 8.03(d) shall remain in full force and effect.

§8.04 Good Faith. Each party shall act in good faith in an attempt to cause all the conditions precedent to its, his or her obligations under this Agreement to be satisfied. Each party shall act in good faith and take all reasonable action within its, his or her capability necessary to render accurate as of the Effective Time its, his or her representations and warranties contained in this Agreement required to be true as of the Effective Time.

§8.05 Legend. Each certificate representing the Merger Shares issued pursuant to the Merger shall bear a legend substantially in the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an exemption from such registration is available.”

§8.06 Tax Matters. The parties agree to file all Returns and otherwise take reporting positions with any Tax authorities in a manner consistent with the characterization of any item under this Agreement.

§8.07 Confidentiality. The parties agree that the provisions relating to confidentiality set forth in Section 10 of their letter of intent dated November 15, 2006 are incorporated in and shall be applicable under this Agreement.

ARTICLE IX
CLOSING CONDITIONS

§9.01 Conditions to Obligations of Company and Members. Subject to waiver as set forth in §11.02, the respective obligations of Company and the Members to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Merger Sub shall have executed the Certificate of Merger;

(b) LAN shall have executed the Escrow Agreement;

(c) Each of the representations and warranties of LAN contained in this Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time; and

(d) LAN shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

§9.02 Conditions to Obligations of LAN and Merger Sub. Subject to waiver as set forth in §11.02, the obligations of LAN and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) An Employment Agreement for Eric V. Schmidt (“Mr. Schmidt”) in form and substance mutually acceptable to LAN and Mr. Schmidt shall have been executed by the Surviving Company and Mr. Schmidt;

(b) The Members shall have executed the Escrow Agreement;

(c) The Members shall have executed a Non-Competition and Non-Solicitation Agreement in a mutually agreed form;

(d) Company shall have executed the Certificate of Merger;

(e) All payables and other debt of Company, other than the payables and debt listed on Schedule 2.01(b), shall have been paid in full or otherwise satisfied;

(f) LAN, Merger Sub and the Surviving Company shall have been provided an opinion of Company’s counsel in a form acceptable to LAN;

(g) Each of the representations and warranties of Company and the Members contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, and LAN shall have received a certificate of the Members and also a certificate of Company, executed by the Chief Executive Officer of Company, to that effect;

(h) Company and the Members shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Effective Time, and LAN shall have received a certificate of the Members and also a certificate of Company, executed by the Chief Executive Officer of Company, to that effect;

(i) LAN shall have obtained the requisite shareholder approval for an amendment to LAN’s Articles of Incorporation as may be needed to provide the authorized capital stock necessary to issue the LAN Common Stock to the Members;

(j) This Agreement and the Merger shall have been approved by the board of directors and the shareholders of LAN;

(k) LAN shall have been satisfied with all due diligence performed by it with respect to Company; and

(l) There shall not have occurred any Material Adverse Effect with respect to Company since the date of this Agreement.

ARTICLE X
TERMINATION

§10.01 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of LAN and Company;

(b) (i)  by LAN, if there has been a breach by Company or the Members of any of their respective covenants or agreements contained in this Agreement or if any of the representations and warranties of Company or the Members shall have become untrue in any material respect; or

(ii) by Company, if there has been a breach by LAN of any of its covenants or agreements contained in this Agreement or if any of the representations and warranties of LAN shall have become untrue in any material respect;

(c) by LAN if in the conduct of its due diligence examination it discovers any facts, items or other issues that it deems unacceptable;

(d) by either LAN or Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable; or

(e) by either LAN or Company if the Merger shall not have been consummated by April 30, 2007.

§10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to §10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of LAN or Company or any of their respective shareholders, members, officers or directors and all rights and obligations of each party shall cease.

§10.03 Expenses. All Expenses incurred by the parties shall be borne solely and entirely by the party which has incurred the same. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its, his, her Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the consummation of the transactions contemplated by this Agreement.

ARTICLE XI

GENERAL PROVISIONS

§11.01 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

If to LAN, Merger Sub or
the Surviving Company: Language Access Network, Inc.
111 West Rich Street
Columbus, Ohio 43215
Telecopier No.: (614) 221-1717
Attention: Michael Guirlinger, CEO

with a copy to:  Squire, Sanders & Dempsey L.L.P.
1300 Huntington Center
41 South High Street
Columbus, Ohio 43215
Telecopier No.: (614) 365-2499
Attention: Daniel M. Maher, Esq.

If to Company:  iBeam Solutions LLC
10 South High Street
Canal Winchester, Ohio 43110
Attention: Eric V. Schmidt, CEO

with a copy to:  Bricker & Eckler LLP
100 South Third Street
Columbus, Ohio 43215
Telecopier No.: (614) 227-2390
Attention: John P. Beavers, Esq.

If to the Members:  Members of iBeam Solutions LLC
c/o Bricker & Eckler LLP
100 South Third Street
Columbus, Ohio 43215
Telecopier No.: (614) 227-2390
Attention: John P. Beavers, Esq.

with a copy to:  Bricker & Eckler LLP
100 South Third Street
Columbus, Ohio 43215
Telecopier No.: (614) 227-2390
Attention: John P. Beavers, Esq.

§11.02 Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties to be performed for the benefit of the waiving party, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement for the benefit of the waiving party and (c) waive compliance by the other parties with any of the agreements or conditions compliance with which is for the benefit of the waiving party contained in this Agreement (to the extent permitted by Law). Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

§11.03 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

§11.04 Severability. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

§11.05 Entire Agreement. This Agreement (together with the Schedules and any closing certificates) is intended as a full integration of the understandings of the parties, constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

§11.06 Assignment. This Agreement shall not be assigned by a party without the written consent of the other parties.

§11.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and to that party’s permitted successors, assigns, heirs and personal representatives, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

§11.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Ohio, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

§11.09 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties hereby acknowledge and agree that facsimile signatures on this Agreement and any other documents executed in connection herewith shall have the same force and effect as original signatures.

§11.10 Attorneys’ Fees. If any party shall commence any action or proceeding against another party in order to enforce the provisions hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, then the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees and expenses.

§11.11 Time. Time shall be of the essence in the performance of each and every obligation set forth in this Agreement.

§11.12 Advisors. Company and the Members do hereby, jointly and severally, acknowledge and agree that they have engaged their own respective business, tax and legal advisors, upon whom they have solely relied in connection with their decision to enter into this Agreement and the other agreements, documents and instruments related hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, LAN, Merger Sub and Company, by their respective duly authorized officers, and the Members have caused this Agreement to be executed as of the date first written above.

LAN:	COMPANY:

LANGUAGE ACCESS NETWORK, INC.	iBEAM SOLUTIONS LLC

By: /s/ Michael Guirlinger	By: /s/ Eric Schmidt
Name: Michael Guirlinger	Name: Eric Schmidt
Title: CEO	Title: President

MERGER SUB:	MEMBERS:

iBS MERGER SUB LLC	BRICKER & ECKLER LLP

By: /s/ Michael Guirlinger	By: /s/ Steven Kerber
Name: Michael Guirlinger	Name: Steven Kerber
Title: CEO	Title: Administrative Partner

/s/ Eric V. Schmidt
Eric V. Schmidt

/s/ Paul Bursey
Paul Bursey

/s/ Brenda Schmidt
Brenda Schmidt

/s/ Rusty Blades
Rusty Blades

/s/ Mathew Rowe
Mathew Rowe

/s/ Randall Sims
Randall Sims

*Disclosure Schedules*

Schedule 2.01(b)
Outstanding Payables and Debt

 LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
2000 · Accounts Payable 43,684.64
2002 · Accrued Expenses (Accrued Expenses) 14,604.53
Total Accounts Payable 58,289.17
Credit Cards
2010 · Chase MC - E/P 0614-0622 4,786.97
2011 · Quickbooks - EVS 5416 30.41
2012 · CitiBank - EVS 1318 11,716.83
2013 · Quickbooks - PDB 5424 149.00
2014 · American Express EVS 5,812.59
2015 · iBeam Capital One EVS - 4280 3,775.34
2016 · First Service FCU - PDB 4132 63,502.53
2017 · Capital One Platinum EVS-6348 1,053.02
2018 · Chase -EVS - 2769 (Opened to pay State Taxes) 8,249.27
2019 · Dell Revolving Account 6,608.41
2023 · Chase Visa - EVS 3263 25,243.25
2024 · Chase Visa - PDB 4687 22,352.76
2025 · Bank of Am Visa (EVS) - 8062 (Fleet Visa)
Bank of America - Paul 8088 (Paul Bank of America-$5300lim) 168.37
2025 · Bank of Am Visa (EVS) - 8062 (Fleet Visa) - Other 14,230.69
Total 2025 · Bank of Am Visa (EVS) - 8062 (Fleet Visa) 14,399.06
2027 · Quickbooks - JDB 2873 32.37
2030 · Quickbooks - DJA 2857 25.70
2033 · First National Bank (First National Bank Omaha) 6,999.84
Total Credit Cards 174,737.35
Other Current Liabilities
2055 - Capital Lease - Citicorp (Captial Lease - Citicorp) 19,356.87
2040 · Note Payable - GMAC 10,349.67
2045 · Note Payable - Pebco 19,251.62
2060 · National City Line of Credit 34,561.89
2070 · Unearned Service Revenue (Unearned Service Revenue) 47,061.25
2075 · LAN Payable (LAN Payable) 18,481.75
2100 · Payroll Liabilities
2103 · SimpleIRACO -0.05
2115 · Accrued Payroll (Accrued Payroll) 44,350.25
2116 · Accrued Vacation (Accrued Vacation) 21,646.92
2117 · Accrued IRS Assessments (Accrued IRS Assessments) 343,653.59
2118 · Accrued State Assessments (Accrued State Assessments) 40,836.61
Total 2100 · Payroll Liabilities 450,487.32
2200 · Sales Tax Payable 2,072.29
2225 · Note Payable - Eric 48,721.48
2230 · Other Taxes Payable (Other Taxes Payable) 101,796.00
Total Other Current Liabilities 752,140.14
Total Current Liabilities 985,166.66
Total Liabilities 985,166.66
Equity
3010 · Minority Shareholders (Minority Shareholders) -22,570.00
3020 · Bricker & Eckler LLP 19,800.00
3025 · Contributed Capital - EVS
3021 · Eric Draws -168,143.46
3022 · Eric Investments 80,072.22
3023 · Contributed Capital - EVS Other 2,000.00
Total 3025 · Contributed Capital - EVS -86,071.24
3030 · Contributed Capital - PDB
3031 · Paul Draws -144,184.87
3032 · Paul Investment 59,320.40
3033 · Contributed Capital - PDB Other 2,012.65
Total 3030 · Contributed Capital - PDB -82,851.82
3035 · Contributed Capital - RB
3037 · Rusty Investments 225,000.00
Total 3035 · Contributed Capital - RB 225,000.00
3045 · Contributed Capital - Other
3045.2 · Randy Sims 200.00
3045.3 · Brenda Schmidt 200.00
3045.4 · Matt Rowe 300.00
Total 3045 · Contributed Capital - Other 700.00
3199 · Opening Bal Equity -313,836.49
3200 · Retained Earnings -695,719.09
Net Income 229,302.21
Total Net Debt -726,246.43

Schedule 4.04
Noncontravention Exceptions

None.

Schedule 4.05
Franchises, Licenses and Permits

None other than typical vendor’s licenses, business registration, occupancy permits and the like which are all in place and current.

Schedule 4.06
Company Balance Sheet

Jul 31, 07
ASSETS
Current Assets
Checking/Savings
1005 · Cash on Hand -3.60
1010 · Huntington Checking 38,954.49
1017 · National City Checking 601.92
Total Checking/Savings 39,552.81
Accounts Receivable
1020 · Accounts Receivable
1021 · Collections -9,968.36
1022 · Long Term Receivables 11,094.33
1025 · Reserve for Doubtful Accts (Reserve for Doubtful Accts) -55,747.90
1020 · Accounts Receivable - Other 171,286.07
Total 1020 · Accounts Receivable 116,664.14
Total Accounts Receivable 116,664.14
Other Current Assets
1050 · Inventory Asset 1,352.23
1070 · Prepaid Expenses 11,694.43
1075 · Unrecognized Service Revenue (Unrecognized Service Revenue) 23,486.81
Total Other Current Assets 36,533.47
Total Current Assets 192,750.42
Fixed Assets
Assets
1500 · Computers and Equipment
1501 · Cost 107,365.27
1505 · Accumulated Depreciation -52,961.39
Total 1500 · Computers and Equipment 54,403.88
1510 · Furniture and Fixtures
1511 · Cost 9,461.49
1515 · Accumulated Depreciation -6,736.42
Total 1510 · Furniture and Fixtures 2,725.07
1530 · Vehicles
1531 · Cost 20,090.81
1535 · Accumulated Depreciation -11,049.95
Total 1530 · Vehicles 9,040.86
Total Assets 66,169.81
Total Fixed Assets 66,169.81
TOTAL ASSETS 258,920.23
2:52 PM iBeam Solutions LLC
07/31/07 Balance Sheet
Accrual Basis As of July 31, 2007

Jul 31, 07
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
2000 · Accounts Payable 43,684.64
2002 · Accrued Expenses (Accrued Expenses) 14,604.53
Total Accounts Payable 58,289.17
Credit Cards
2010 · Chase MC - E/P 0614-0622 4,786.97
2011 · Quickbooks - EVS 5416 30.41
2012 · CitiBank - EVS 1318 11,716.83
2013 · Quickbooks - PDB 5424 149.00
2014 · American Express EVS 5,812.59
2015 · iBeam Capital One EVS - 4280 3,775.34
2016 · First Service FCU - PDB 4132 63,502.53
2017 · Capital One Platinum EVS-6348 1,053.02
2018 · Chase -EVS - 2769 (Opened to pay State Taxes) 8,249.27
2019 · Dell Revolving Account 6,608.41
2023 · Chase Visa - EVS 3263 25,243.25
2024 · Chase Visa - PDB 4687 22,352.76
2025 · Bank of Am Visa (EVS) - 8062 (Fleet Visa)
Bank of America - Paul 8088 (Paul Bank of America-$5300lim) 168.37
2025 · Bank of Am Visa (EVS) - 8062 (Fleet Visa) - Other 14,230.69
Total 2025 · Bank of Am Visa (EVS) - 8062 (Fleet Visa) 14,399.06

2027 · Quickbooks - JDB 2873 32.37
2030 · Quickbooks - DJA 2857 25.70
2033 · First National Bank (First National Bank Omaha) 6,999.84
Total Credit Cards 174,737.35
Other Current Liabilities
2055 - Capital Lease - Citicorp (Captial Lease - Citicorp) 19,356.87
2040 · Note Payable - GMAC 10,349.67
2045 · Note Payable - Pebco 19,251.62
2060 · National City Line of Credit 34,561.89
2070 · Unearned Service Revenue (Unearned Service Revenue) 47,061.25
2075 · LAN Payable (LAN Payable) 18,481.75
2100 · Payroll Liabilities
2103 · SimpleIRACO -0.05
2115 · Accrued Payroll (Accrued Payroll) 44,350.25
2116 · Accrued Vacation (Accrued Vacation) 21,646.92
2117 · Accrued IRS Assessments (Accrued IRS Assessments) 343,653.59
2118 · Accrued State Assessments (Accrued State Assessments) 40,836.61
Total 2100 · Payroll Liabilities 450,487.32
2:52 PM iBeam Solutions LLC
07/31/07 Balance Sheet
Accrual Basis As of July 31, 2007

Jul 31, 07
2200 · Sales Tax Payable 2,072.29
2225 · Note Payable - Eric 48,721.48
2230 · Other Taxes Payable (Other Taxes Payable) 101,796.00
Total Other Current Liabilities 752,140.14
Total Current Liabilities 985,166.66
Total Liabilities 985,166.66
Equity
3010 · Minority Shareholders (Minority Shareholders) -22,570.00
3020 · Bricker & Eckler LLP 19,800.00
3025 · Contributed Capital - EVS
3021 · Eric Draws -168,143.46
3022 · Eric Investments 80,072.22
3023 · Contributed Capital - EVS Other 2,000.00
Total 3025 · Contributed Capital - EVS -86,071.24
3030 · Contributed Capital - PDB
3031 · Paul Draws -144,184.87
3032 · Paul Investment 59,320.40
3033 · Contributed Capital - PDB Other 2,012.65
Total 3030 · Contributed Capital - PDB -82,851.82
3035 · Contributed Capital - RB
3037 · Rusty Investments 225,000.00
Total 3035 · Contributed Capital - RB 225,000.00
3045 · Contributed Capital - Other
3045.2 · Randy Sims 200.00
3045.3 · Brenda Schmidt 200.00
3045.4 · Matt Rowe 300.00
Total 3045 · Contributed Capital - Other 700.00
3199 · Opening Bal Equity -313,836.49
3200 · Retained Earnings -695,719.09
Net Income 229,302.21
Total Equity -726,246.43
TOTAL LIABILITIES & EQUITY 258,920.23
2:52 PM iBeam Solutions LLC
07/31/07 Balance Sheet
Accrual Basis As of July 31, 2007

Schedule 4.07
Absence of Certain Changes or Events

•
Company awarded payroll increases to its employees effective the first full payroll in January 2007 as is standard Company practice. These amounts were reported to LAN in a salaries spreadsheet in November of 2006. No raises were given to the members of Company as they are not employees and take draws. Eric and Paul continue to take a $5,000 per month draw as before, and this will not change since a closing is imminent.

•	For tax purposes in 2006, Company did agree to take the balance owed by The Wilds, $21,000, and consider it a charitable donation to reduce corporate tax liabilities.

•
One of Company’s clients, Associated Radio/Percy Squire, has filed for bankruptcy in the Southern District Court of Ohio, case # 05-16704. Company has a valid claim in this case for approximately $27,000.

•	Other bad debt was written off last year as is standard accounting practice.

•
Company assumed the employees and clients of PCEmpowered (“PCE”) that included 3 employees and approximately $400,000 worth of annual revenue for $1, in February of 2007, including a 5-year non-competition agreement from the two principals. This transaction included no PCE assets or liability, and was merely for purposes of an assumption of PCE’s employees and clients. Signed documents include a Letter of Understanding and a Non-Competition Agreement.

Schedule 4.08
Litigation

None - AT&T case settled, and $10,000 will be credited to LAN’s or iBeam’s AT&T bill and will be credited againt the $18,000 loan LAN made to iBeam Solutions in April of 2007 to pay its first payment with the IRS.

Schedule 4.09
Contracts

Contracts with Payments to Company:

•	Viands Concerted monthly service agreement -- $5,125 monthly due Company.

•	Language Access Network - minimum of $7,550 monthly due Company.

•	Bob McDorman Chevrolet -- $1,473.33 monthly due Company.

•	Zeiger, Tigges & Little -- $2,660.00 monthly due Company.

•	Farmers Bank service maintenance contract -- $36,000 annually due Company.

•	The Community Bank service maintenance contract -- $30,864 annually due Company.

•	Lancaster Surgical Associates - $750 monthly due company

•	Allen & Baughmann - $566.67 monthly due Company

•	Crestview Nursing & Rehabilitation - $1050.00 monthly due Company

Contracts with Payments to Vendor for Company:

•	Internal Revenue Service - $18,000 due monthly to IRS through 3/2009

•	AsciNet -- $2,103.08 due monthly to AsciNet for hosting facilities.

•
PEBCO Partners -- $3,473.57 due monthly for office rental (it has been agreed that this will be maintained until the property is leased by another party or sold - the property is currently listed with ReMax).

•	CitiCorp lease on NAble Software -- $1,339.71 due monthly to CitiCorp as lessor.

•	Healthcare insurance is provided through the Andrews Group with Medical Mutual. Company pays 45% and each employee pays 55% of the cost.

Schedule 4.10
Employee Benefit Plans

•	Simple IRA Employee Plan through New England Financial/American Funds.

•	Long Term and Short Term Disability with Principal Financial through Andrews Group.

•	Subsidized Medical Insurance with Medical Mutual through Andrews Group.

•
All employees receive 15 days Time Off (vacation and sick combined) through their first 4 years of service, an additional week after 4 years of service and another week after 9 years of service, maximum of 200 hours carried and payout upon departure to a maximum of 80 hours.

•	All employees receive funeral leave per Company policy.

•	All employees may host one basic web site for personal use.

•	7 or 8 paid national holidays + birthday off as paid holiday.

Schedule 4.11
Tax Matters

Company has previously disclosed a Federal tax issue with the IRS including liens that are currently in place. An offer in compromise was filed with a down payment of $43,105 made by Eric Schmidt as a loan to Company that must be repaid with penalties and interest included for approximately $17,000 since this was taken from his personal IRA. Company has signed a document and note payable to that effect.

An installment payment agreement was reach for iBeam to pay $18,000 per month for 24 months to resolve this matter. Four payments have been made leaving 20 payments due after closing.

Schedule 4.12
Intellectual Property Rights

•	iMailer software created by and owned by Company.

•	iWindex software created by and owned by Company.

•	Company name, web site and Intranet owned by Company.

•	The product lines and names including but not limited to ASM (Advanced Server Monitoring) and others are also included here.

•	Company domain names that company pays for including ibeamsolutions.com, nbni.net, ibeammail.com, and lawfirmwebsites.com.

Schedule 4.13
Insurance

•	General business liability insurance with Westfield Companies through Palmer Miller Nelson Insurance.

•	Workers Compensation Insurance through CCI.

•	State Farm Insurance on Company van.

Schedule 4.15
Properties

•	Company previously leased for three years the property at 1 South High Street in Canal Winchester, Ohio. The lease expired in 2003.

•
Since 2003, Company has leased the property at 10 South High Street in Canal Winchester, Ohio. It has been agreed that this lease will be maintained at its current rate and reduced as other tenants move in, until the property is fully leased or sold.

Schedule 4.16
Accounts Receivable

Current 1 - 30 31 - 60 61 - 90 > 90 TOTAL
Absolute Inc. 74.25 0.00 0.00 0.00 0.00 74.25
Accel Mortgage 0.00 0.00 0.00 0.00 -29.85 -29.85
Anderson & Company Realtors 300.00 0.00 0.00 0.00 0.00 300.00
Andrews Architects, Inc. 49.50 0.00 0.00 0.00 0.00 49.50
Animal Haven 0.00 0.00 0.00 0.00 -12.50 -12.50
Associated Radio 0.00 0.00 0.00 0.00 27,220.23 27,220.23
Ball Livingston 148.50 89.85 0.00 0.00 -2.50 235.85
Baumwell, Howard E. 24.75 0.00 0.00 0.00 0.00 24.75
Blades Enterprises 15,378.50 0.00 0.00 0.00 0.00 15,378.50
Bobby Layman 0.00 0.00 0.00 0.00 10,000.00 10,000.00
Bursey, Paul 0.00 0.00 0.00 0.00 0.00 0.00
Burton, William 0.00 -0.37 0.00 0.00 0.00 -0.37
BWResearch LLC 0.00 89.70 0.00 0.00 0.00 89.70
Cannon Group Inc. 99.00 0.00 0.00 0.00 0.00 99.00
Cantwell Machinery Company 5,762.88 0.00 0.00 0.00 0.00 5,762.88
Central Aluminum Co 815.25 0.00 35.00 0.00 0.00 850.25
Central Ohio Group of A.A. 0.00 0.00 0.00 0.00 -99.00 -99.00
Chapel Grove Inn, The 1,188.00 1,447.15 0.00 0.00 0.00 2,635.15
Columbus Bar Assn 0.00 0.00 0.00 0.00 1.84 1.84
Columbus Foundation, The 0.00 0.00 0.00 24.75 0.00 24.75
Community Bank, The-TAX 3,849.23 0.00 0.00 0.00 0.00 3,849.23
Crestview Rehab 656.25 81.25 0.00 0.00 0.00 737.50
Dagger, Johnston, Miller, Ogilvie, Hampso 148.50 0.00 0.00 0.00 0.00 148.50
Dean, Martha 0.00 25.00 0.00 0.00 0.00 25.00
DeVault, Carl 0.00 0.00 0.00 0.00 46.67 46.67
Double Z Construction 99.00 0.00 0.00 0.00 0.00 99.00
Ebner Properties LLC 274.75 -1.00 0.00 0.00 0.00 273.75
Everything is Medicine 0.00 74.85 0.00 0.00 0.00 74.85
Fairfield County Sheriff Office 1,921.25 0.00 0.00 0.00 0.00 1,921.25
Fairfield Department of Health 14.95 0.00 0.00 0.00 0.00 14.95
Fee Corp Environmental Services 0.00 59.70 0.00 0.00 49.50 109.20
Four Seasons Farm 0.00 24.75 0.00 0.00 0.00 24.75
Garmen, Stacey 0.00 0.00 0.00 0.00 -0.75 -0.75
General Temperature Control Inc. 125.00 0.00 0.00 0.00 0.00 125.00
Gerrity and Burrier, LTD 420.75 0.00 0.00 0.00 0.00 420.75
Getz, Marian 0.00 0.00 0.00 0.00 -0.25 -0.25
Haggenjos, Jeffrey J., Dr. 420.75 0.00 0.00 0.00 0.00 420.75
Halliday Technologies 0.00 29.85 0.00 0.00 0.00 29.85
Healthy Congregations, Inc.* 24.75 0.00 0.00 0.00 0.00 24.75
Heritage Buffing & Polishing 85.00 0.00 0.00 0.00 0.00 85.00
Hostetler Title 0.00 44.85 0.00 0.00 0.00 44.85
Humor Consultants 0.00 34.90 0.00 0.00 6,690.32 6,725.22
iBeam Non-Billable Work 0.00 0.00 0.00 0.00 -44.85 -44.85
iBeam Solutions 0.00 0.00 0.00 0.00 -55,747.90 -55,747.90
2:58 PM iBeam Solutions LLC
07/31/07 A/R Aging Summary
As of July 31, 2007

Current 1 - 30 31 - 60 61 - 90 > 90 TOTAL
Infinity Bank Card of America 0.00 0.00 0.00 0.00 2.85 2.85
Inn at Fairfield Village 24.75 0.00 0.00 0.00 0.00 24.75
Inns Management 1,855.00 0.00 0.00 0.00 0.00 1,855.00
Jarvis Law Office LLC-COD 0.00 1,664.20 0.00 0.00 0.00 1,664.20
Jenkinson, Kimberly Ann 0.00 79.35 0.00 0.00 0.00 79.35
Knox County Board MRDD 2,015.00 0.00 0.00 0.00 0.00 2,015.00
Krivda Law Offices 0.00 29.85 0.00 0.00 0.00 29.85
Lancaster Community Church 6,972.00 0.00 0.00 0.00 0.00 6,972.00
Language Access Network 9,234.75 2,196.97 0.00 0.00 0.00 11,431.72
Lithopolis Cemetery 0.00 29.85 0.00 0.00 0.00 29.85
Locher Spindle Grinding-cc 0.00 0.00 0.00 0.00 24.75 24.75
McDonald Farm, The 0.00 0.00 0.00 0.00 25.00 25.00
Methodist Retirement Center of Central Oh 0.00 0.00 46.34 0.00 0.00 46.34
Metropolitan Mortgage Group LLC 0.00 29.85 0.00 1,423.25 153.00 1,606.10
Milby Group 187.50 0.00 0.00 0.00 0.00 187.50
Miracit Development Corp 1,505.25 0.00 0.00 0.00 0.00 1,505.25
Movement Center, The (COD) 0.00 0.00 0.00 -13.20 0.00 -13.20
Nationwide 659.00 0.00 0.00 0.00 0.00 659.00

New England Homes 24.75 0.00 0.00 0.00 -115.00 -90.25
New Jersey Advisory Council 0.00 0.00 0.00 0.00 0.00 0.00
Ohio Arson School 0.00 0.00 0.00 0.00 24.75 24.75
Ohio IT Alliance 875.00 0.00 0.00 0.00 0.00 875.00
Ohio Oil & Gas Energy Education Program 1,524.50 0.00 0.00 0.00 0.00 1,524.50
Ohio Packing Company 0.00 0.00 0.00 0.00 11,746.01 11,746.01
Ohio Restaurant Association 1,546.88 0.00 0.00 0.00 0.00 1,546.88
Ohio Schools Coalition 0.00 299.40 0.00 0.00 0.00 299.40
Ohio Valley Express, Inc. 0.00 0.00 0.00 0.00 41.63 41.63
OMERESA 3,000.00 0.00 24.75 0.00 0.00 3,024.75
Orkin Pest Control-C.O.D. 0.00 0.00 0.00 0.00 -3.00 -3.00
OSU-College of Optometry 0.00 4,399.25 0.00 0.00 0.00 4,399.25
Pebco Partners 0.00 0.00 0.00 0.00 0.00 0.00
Pinnacle Data Systems, Inc. 8,324.00 0.00 0.00 0.00 0.00 8,324.00
Play N Trade Clovis 0.00 0.00 0.00 0.00 0.00 0.00
Play N Trade Corporate 0.00 0.00 0.00 0.00 0.00 0.00
Poland, Michael D., M.D., Inc. 0.00 0.00 0.00 0.00 0.00 0.00
PPA Graphics, Inc. 62.11 -0.01 0.00 0.00 0.00 62.10
Pretium Partners 24.75 74.85 0.00 0.00 0.00 99.60
Price, Beth 0.00 44.85 0.00 0.00 0.00 44.85
Process Associates (COD) 154.80 0.00 0.00 0.00 0.00 154.80
Process Associates LLC (COD) 0.00 0.00 0.00 -75.00 0.00 -75.00
Pure H20 125.00 0.00 0.00 0.00 0.00 125.00
ReSource Ohio 750.00 0.00 0.00 0.00 0.00 750.00
Roehrenbeck Electric Inc. 1,782.85 49.75 0.00 0.00 25.00 1,857.60
Rogers,Raeann 0.00 0.00 0.00 0.00 0.00 0.00
Sakamura U.S.A 0.00 0.00 0.00 -25.15 0.00 -25.15
SEIU-1199 3,600.00 0.00 0.00 0.00 0.00 3,600.00
SharonBrook Management Company, LLC 3,118.50 106.25 0.00 0.00 0.00 3,224.75
Sharp Community Resources 0.00 44.85 0.00 0.00 0.00 44.85
Smart Retail Technology -7,252.42 0.00 0.00 0.00 7,252.42 0.00
Sowald, Sowald & Clouse 1,244.72 218.75 0.00 0.00 0.00 1,463.47
Squire, Percy 0.00 0.00 24.75 0.00 8,103.14 8,127.89
2:58 PM iBeam Solutions LLC
07/31/07 A/R Aging Summary
As of July 31, 2007

Current 1 - 30 31 - 60 61 - 90 > 90 TOTAL
Star Landscape Management 0.00 0.00 0.00 0.00 -0.75 -0.75
Sturgell, Mike 0.00 0.00 0.00 0.00 -0.19 -0.19
TDCI Inc 0.00 750.00 0.00 0.00 0.00 750.00
Transmet Corporation 148.50 0.00 990.00 0.00 0.00 1,138.50
Tri-County Career Center 0.00 29.85 0.00 0.00 0.00 29.85
Trinity Lutheran Seminary 0.00 0.00 0.00 50.00 0.00 50.00
Upper Arlington City Schools 0.00 0.00 0.00 0.00 -3.15 -3.15
Upper Arlington Company, Realtors, Ltd. 0.00 29.85 0.00 0.00 0.00 29.85
Valerie Still Foundation 0.00 0.00 0.00 0.00 179.40 179.40
Village at Muirfield Condo Assn 0.00 0.00 123.75 0.00 0.00 123.75
Village of Baltimore 297.00 0.00 0.00 0.00 0.00 297.00
Village of Obetz 1,665.00 0.00 0.00 0.00 0.00 1,665.00
Vision Into Action Academy-South Columbus 0.00 6,464.62 0.00 25.00 -6,464.62 25.00
Waibel Heating Co. 24.75 0.00 0.00 0.00 0.00 24.75
Walnut Financial Group 0.00 0.00 0.00 0.00 0.00 0.00
WaterFire on the Mile 0.00 80.73 0.00 -80.73 0.00 0.00
WD Partners 10,202.50 0.00 0.00 0.00 0.00 10,202.50
Wetmore, Joe 0.00 89.00 0.00 0.00 0.00 89.00
Women's Contemporary Health-Care 0.00 0.00 0.00 0.00 -0.11 -0.11
Zeiger, Tigges & Little 738.75 0.00 0.00 0.00 0.00 738.75
TOTAL 86,316.00 18,712.54 1,244.59 1,328.92 9,062.09 116,664.14
2:58 PM iBeam Solutions LLC
07/31/07 A/R Aging Summary
As of July 31, 2007

Schedule 4.17
Bank Accounts

•	Huntington National Bank 01891815869 Rt #044000024

•	National City Bank: 982454852 Rt #044000011

*Exhibits*

Exhibit A
Non-Competition and Non-Solicitation Agreement

Exhibit B
Opinion of Company’s Counsel